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                                                                     Exhibit 8.1


Morgan, Lewis & Bockius LLP
Counselors at Law
1701 Market Street
Philadelphia, PA 19103-2921
215-963-5000
Fax: 215-963-5299




                                October 16, 2002



Buckeye Partners, L.P.
5 Radnor Corporate Center, Suite 500
100 Matsonford Road
Radnor, PA 19087

Re:   Amendment No. 1 to Form S-3 - Tax Opinion


Ladies and Gentlemen:

We have acted as tax counsel to you in connection with the registration statement on Form S-3 (the "Registration Statement"), dated October 11, 2002 of Buckeye Partners, L.P., a Delaware limited partnership (the "Partnership"), relating to the registration of the offering and sale of limited partnership units of the Partnership.

We confirm that statements under the caption "Tax Considerations" in the Registration Statement that (a) are as to matters of law and that are not identified therein as made by you or others or (b) state our opinion do, subject to any qualification therein stated, accurately reflect our opinion.

We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and further consent to the use of our name under the caption "Tax Considerations" in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act.

Very truly yours,



/s/ Morgan, Lewis & Bockius LLP